Contact:	610-337-1000 Will Ruthrauff, ext. 6571 Shelly Oates, ext. 3202	For Immediate Release April 10, 2017

UGI Announces Kirk Oliver, CFO, will leave UGI in early 2018

VALLEY FORGE, Pa., April 10 – UGI Corporation (NYSE: UGI) announced today that Kirk R. Oliver will leave his position as UGI’s chief financial officer in early 2018. UGI is commencing a search for Mr. Oliver’s successor.

John L. Walsh, president and chief executive officer of UGI, said, “Kirk has been a key contributor and a valuable member of UGI’s senior leadership team since joining the Company in October of 2012. We thank Kirk for his many contributions to UGI and wish him well in his future endeavors.”

About UGI
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.